Exhibit 99.1

DANAHER REPORTS RECORD THIRD QUARTER 2010 RESULTS

WASHINGTON, D.C., October 21, 2010 — Danaher Corporation (NYSE:DHR) announced today that GAAP net earnings for the quarter ended October 1, 2010 were $646.4 million, or $0.95 per diluted share, which includes a $0.34 gain related to the formation of the Apex Tool Group joint venture, and represents a 79% increase as compared to GAAP net earnings per diluted share of $0.53 for the third quarter 2009. On a non-GAAP basis, which reflects the adjustments identified in the attached reconciliation schedule, 2010 third quarter adjusted net earnings were $405.4 million, or $0.60 per diluted share, a 33% increase over 2009 third quarter adjusted net earnings per diluted share of $0.45. Sales for the 2010 third quarter were $3.2 billion, 16% higher than the $2.8 billion reported for the 2009 third quarter. Core revenues increased 12.5% in the quarter compared to the third quarter of 2009.

GAAP net earnings for the first nine months of 2010 were $1.3 billion, or $1.95 per diluted share, compared with GAAP net earnings of $885 million, or $1.33 per diluted share for the first nine months of 2009. Sales for the first nine months of 2010 were $9.6 billion compared to $8.1 billion for the first nine months of 2009, an increase of 19%.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We saw sustained momentum across our businesses and were particularly pleased with our team’s execution which led to outstanding year-over-year core margin expansion and earnings performance. We’re winning in the marketplace and serving our customers well with a continued focus on new product development and other organic initiatives that helped deliver outstanding core growth in the quarter. We’re confident that these growth investments as well as ample strategic acquisition opportunities will allow us to perform well for the remainder of 2010 and beyond.”

Danaher will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website at www.danaher.com. A replay of the webcast can be accessed on the “Investors” section of Danaher’s website (under the subheading “Investor Events”) shortly after the conclusion of the presentation, and the webcast will remain available until the next quarterly earnings call. The conference call can be accessed by dialing 888-617-5714 in the US or 719-457-2638 outside the US a few minutes before the 8:00 a.m. EDT start and telling the operator that you are dialing in for Danaher’s investor conference call, access code 4297828. A replay of the conference call will be available shortly after the conclusion of the call and through October 26, 2010. You can access the replay by dialing 888-203-1112 within the U.S. or 719-457-0820 outside the U.S. with the access code 4297828. In addition, Danaher’s Quarterly Report on Form 10-Q and presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Earnings.”

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Danaher is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our portfolio of premier brands is among the most highly recognized in each of the markets we serve. Driven by a foundation provided by the Danaher Business System, our 47,000 associates serve customers in more than 125 countries and generated $11.2 billion of revenue in 2009. For more information please visit our website: www.danaher.com.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached.

Statements in this release that are not strictly historical, including the statements regarding the Company’s competitive performance and expectations for the balance of 2010 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the uncertainty in the economy and financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, contingent liabilities relating to acquisitions, risks relating to potential impairment of goodwill and other long-lived assets, currency exchange rates, our compliance with applicable laws and regulations and changes in applicable laws and regulations, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental matters, risks relating to product defects and recalls, the impact of our debt obligations on our operations, pension plan costs, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, legislative health care reform and other changes in health care industry, labor matters, our relationships with and the performance of our channel partners, risks relating to man-made and natural disasters, our ability to achieve projected cost reductions and growth, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the third quarter of 2010. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

To download a copy of the full earnings report, please go to www.danaher.com.

Please contact:

Matt R. McGrew Vice President, Investor Relations Danaher Corporation 2099 Pennsylvania Avenue Washington, D.C. 20006
Telephone:	(202) 828-0850
Fax:	(202) 828-0860

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

($ and shares in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Sales	$3,190,193	$2,750,693	$9,593,334	$8,052,046
Cost of sales	1,541,337	1,429,736	4,807,015	4,210,211

Gross profit	1,648,856	1,320,957	4,786,319	3,841,835

Operating costs and other:
Selling, general and administrative expenses	(884,165)	(782,438)	(2,669,530)	(2,299,756)
Research and development expenses	(202,591)	(159,040)	(587,473)	(478,435)
Earnings from unconsolidated joint venture	10,550	—	10,550	—
Other income	—	85,118	—	85,118

Operating profit	572,650	464,597	1,539,866	1,148,762

Non-operating income (expense):
Gain on contribution of businesses to joint venture	291,037	—	291,037	—
Interest expense	(31,903)	(31,842)	(92,128)	(87,228)
Interest income	1,777	1,594	4,369	3,385

Earnings before income taxes	833,561	434,349	1,743,144	1,064,919

Income taxes	(187,126)	(82,986)	(424,000)	(180,150)

Net earnings	$646,435	$351,363	$1,319,144	$884,769

Net earnings per share:
Basic	$0.99	$0.55	$2.02	$1.39

Diluted	$0.95	$0.53	$1.95	$1.33

Average common stock and common equivalent shares outstanding:
Basic	654,599	642,186	651,995	637,038
Diluted	683,431	672,536	681,964	669,526

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com)

DANAHER CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

($ in 000's except per share data)

	Three Months Ended			Nine Months Ended
Adjusted Net Earnings	October 1, 2010	October 2, 2009	% Change	October 1, 2010	October 2, 2009	% Change

Net Earnings (GAAP)	$646,435	$351,363	84.0%	$1,319,144	$884,769	49.1%

Acquisition-related transaction costs deemed significant ($8 million and $11 million pre-tax for the nine months ended October 1, 2010 and October 2, 2009, respectively), and fair value adjustments to acquisition related inventory and deferred revenue balances ($8 million and $46 million pre-tax for the three and nine months ended October 1, 2010, respectively, and $7 million and $11 million pre-tax for the three months and nine months ended October 2, 2009, respectively) (“Acquisition Related Costs”)	5,777	12,697		40,671	17,517

Gain on contribution of assets to Apex joint venture ($291 million pre-tax for the three and nine months ended October 1, 2010, respectively) (“Joint Venture Gain”)	(232,200)	—		(232,200)	—

Gains from net reduction in income tax reserves, other discrete tax items and reduction of effective tax rate (“Income Tax Items”)	(14,586)	(36,729)		(18,613)	(97,229)

Gain on intellectual property litigation settlement with Align Technology, Inc ($85 million pre-tax for both the three and nine months ended October 2, 2009, respectively) (“Align Settlement Gain)	—	(53,412)		—	(53,412)

Restructuring charges in excess of amounts originally budgeted for the applicable period ($33 million and $67 million pre-tax for the three and nine months ended October 2, 2009, respectively) (“Additional Restructurings”)	—	25,115		—	50,615

Adjusted Net Earnings (Non-GAAP)	$405,426	$299,034	35.6%	$1,109,002	$802,260	38.2%

Adjusted Net Earnings Per Diluted Share

Net Earnings Per Diluted Share (GAAP)	$0.95	$0.53	79.2%	$1.95	$1.33	46.6%

Acquisition Related Costs	0.01	0.02		0.06	0.03

Joint Venture Gain	(0.34)	—		(0.34)	—

Income Tax Items	(0.02)	(0.06)		(0.03)	(0.15)

Align Settlement Gain	—	(0.08)		—	(0.08)

Additional Restructurings	—	0.04		—	0.08

Adjusted Net Earnings Per Diluted Share (Non-GAAP)	$0.60	$0.45	33.3%	$1.64	$1.21	35.5%

Core Revenue Growth

Components of Sales Growth	Three Months Ended October 1, 2010 vs. Comparable 2009 Period

Core (non-GAAP)	12.5%
Acquisitions (non-GAAP)	5.0%
Impact of currency translation (non-GAAP)	-1.5%

Total Sales Growth/Decline (GAAP)	16.0%

Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Share

We disclose the non-GAAP measures of adjusted net earnings and adjusted net earnings per diluted share, which refer to GAAP net earnings and GAAP diluted net earnings per share, respectively, excluding the items identified in the reconciliation schedule above. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that these measures provide useful information to investors by reflecting additional ways of viewing aspects of Danaher’s operations that, when reconciled to the corresponding GAAP measures, help our investors to better understand the long-term profitability trends of our business, and facilitate easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from these measures because items of this nature and/or size occur with inconsistent frequency, for reasons that may be unrelated to Danaher’s commercial performance during the period and/or we believe are not indicative of Danaher’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult. At the beginning of 2010, management communicated that it expects to incur approximately $35 million (approximately $0.04 cents per share) of acquisition-related transaction costs during 2010. Acquisition-related transaction costs incurred during a quarter in excess of $13.5 million (approximately $0.02 per share) are deemed significant.

The Company estimates the tax effect of the items identified in the reconciliation schedule above by applying the Company’s overall estimated effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Core Revenue and Core Revenue Growth

We use the term “core revenue” or “sales from existing businesses” to refer to GAAP revenue excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition (“acquisition sales”), (2) third quarter 2009 sales attributable to the businesses contributed to the Apex joint venture, and (3) the impact of currency translation. The portion of GAAP revenue attributable to currency translation is calculated as the difference between (a) the period-to-period change in GAAP revenue (excluding acquisition sales and third quarter 2009 sales attributable to the businesses contributed to the Apex joint venture) and (b) the period-to-period change in revenue (excluding acquisition sales and third quarter 2009 sales attributable to the businesses contributed to the Apex joint venture) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that these measures provide useful information to investors by reflecting additional ways of viewing aspects of Danaher’s operations that, when reconciled to the corresponding GAAP measures, help our investors to better identify underlying growth trends in our business and facilitate easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of currency translation from these measures because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of the third quarter 2009 sales attributable to the businesses contributed to the Apex joint venture because as a result of application of the equity method of accounting beginning with the formation of the joint venture on July 4, 2010, the Company did not recognize sales from those businesses in the third quarter of 2010.